UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) June 17, 2011
Baxter International Inc.

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

1-4448	36-0781620

(Commission File Number)	(IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015-4633

(Address of principal executive offices)	(Zip Code)
(847) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On June 17, 2011, Baxter International Inc. (the “ Company”) entered into a $1.5 billion, four-year revolving credit agreement (the “Agreement”) among the Company, as Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent, Bank of America, N.A. and Citibank, N.A., as Syndication Agents, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. as Co-Lead Arrangers and Joint Bookrunners, and the lenders party thereto. The Company may, at its option, seek to increase the aggregate commitment under the Agreement by up to $500 million up to a maximum aggregate commitment of $2 billion provided no event of default under the Agreement has occurred.
     The Agreement enables the Company to borrow funds in U.S. Dollars, Swiss Francs, Japanese Yen, Pounds Sterling and Euros on an unsecured basis at variable interest rates and contains financial and other covenants, including a maximum net-debt-to-capital ratio covenant, as well as events of default with respect to the Company and in some circumstances its Material Subsidiaries which are customary for facilities of this type. The Agreement also provides for the issuance of letters of credit.
     The obligations of the lenders under the Agreement to provide advances will terminate on the earlier of (i) June 17, 2015 and (ii) the date on which the Commitments shall have been reduced to zero or terminated in whole pursuant to the terms of the Agreement including by reason of an event of default.
     The description above is a summary of the Agreement and is qualified in its entirety by the complete text of the Agreement, a copy of which is attached to this report as Exhibit 10.18 and incorporated herein by reference. Capitalized terms not defined herein have the meanings given to them in the Agreement.
     The Agreement replaces the Company’s $1.5 billion, five-year revolving credit agreement, dated December 20, 2006, which was terminated on June 17, 2011.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
          10.18 Four-Year Credit Agreement dated June 17, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC.
By:	/s/ Stephanie A. Shinn
Stephanie A. Shinn
Corporate Vice President, Associate General Counsel and Corporate Secretary

Date: June 22, 2011

Exhibit Index

Exhibit No.	Description
10.18	Four-Year Credit Agreement dated June 17, 2011.